Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2307	www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL NAMES NEW EXECUTIVE VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

MANCHESTER, CT – October 4, 2012 — Lydall, Inc. (NYSE: LDL) today announced that Robert K. Julian, 50, has been appointed Executive Vice President and Chief Financial Officer for Lydall, Inc., effective upon the commencement of his employment with Lydall, which is expected to be October 29, 2012. Erika H. Steiner (formerly Erika G. Turner), Vice President and Chief Financial Officer of the Company, will be departing the Company on November 6, 2012.

Mr. Julian will be leaving his position as Senior Vice President and Chief Financial Officer for Legrand North America (LNA), a $1 billion subsidiary of Legrand, S.A. headquartered in Limoges, France, to join Lydall. Legrand manufactures products and systems for electrical installations and information networks for commercial, residential and industrial buildings. During his 8 year tenure with Legrand, Mr. Julian directed and oversaw all financial aspects of LNA and its subsidiaries, including business strategy and analysis and financial due diligence in support of several acquisitions and operational integrations.

Prior to his tenure at Legrand, Mr. Julian was the Vice President and Controller – Worldwide Strategic Sourcing of Fisher Scientific International, Inc. (now Thermo Fisher Scientific), a leading manufacturer and distributor of over 600,000 products and services to the scientific community. Previously Mr. Julian held key financial leadership roles at Cisco Systems, Inc., Honeywell International, Inc., and Rockwell International, Inc.

Commenting on Mr. Julian’s appointment, Dale G. Barnhart, President and Chief Executive Officer of the Company, said: “We are delighted to have Robert join Lydall’s executive leadership team. He brings significant financial and operational experience in highly complex businesses and a proven ability to drive organic and inorganic strategic growth in multiple business environments. He is an outstanding leader who provides the right balance of financial discipline and business strategy.”

Robert holds an M.B.A. from the University of Michigan, and earned a B.A. in Finance from Michigan State University, with honors.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and offices in the U.S., Europe, and Asia, manufactures specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

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For further information:
David D. Glenn
Director Business Development and
Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

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